 Exhibit 99.1

For Immediate Release:

Worldwide Business with kathy ireland® Discusses Mobile Water Purification Systems with Water Now

Los Angeles, CA – March 26, 2019 — Worldwide Business with kathy ireland® is pleased to announce an exclusive interview with Water Now, Inc. CEO David King, and President Mark Dyos to discuss their innovative, efficient and inexpensive mobile solution that quickly purifies water.

Water contamination is a global problem, Water Now, Inc. was founded to explore the possibilities of developing a purification that does not require expensive consumables, significant maintenance or harmful chemicals.

“The water purification is mired in traditional technologies,” says King. “Within the industry, they have used a filter or handpump or systems that were too expensive to operate. I started on this path, wanting to develop a system for the generation of clean water without consumable filters Now we have two different systems that can clean most any type of water without filtration.”

The company is consistently working with other organizations to bring clean water to communities that need the assistance.

“We all need clean water,” says J.L. Haber, Vice President of Programming for Worldwide Business. “This is a resource we cannot ignore. The opportunity to have any type of water cleaned at any time will help our society as it continues to progress. Right now, we waste this precious resource, and a day may come where this will be our only reprieve.”

For more information about Water Now, Inc., visit waternowinc.com and tune in to Fox Business Network as sponsored content on Sunday, April 7, 2019 at 5:30pm EST and Bloomberg International on Saturday, April 6, 2019 at 7:30pm GMT and Sunday, April 7, 2019 at 10:30am D.F. and 3:00pm HKT.

About Worldwide Business with kathy ireland®

Worldwide Business with kathy ireland® is a weekly half-hour show featuring global executives sharing their business insights and framing the opportunities shaping their industries. Hosted by a business mogul, Kathy Ireland interviews some of the brightest minds in business today. The show broadcasts on Fox Business Network as part of their sponsored content line up and globally on Bloomberg International. Worldwide Business with kathy ireland® extends beyond the weekly on-air program with digital content delivered on various video platforms and across social media.

Visit www.tvwwb.com for detailed airing schedules or check local listings.

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